Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL

May 4, 2009

Tropicana Entertainment Inc.

3930 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attention: Chief Executive Officer

Re:  Commitment Letter — $150,000,000 Credit Facility

Ladies and Gentleman:

Tropicana Entertainment Inc. (“you”, the “Company” or the “Borrower”) have advised Icahn Capital LP (or its designated affiliates, the “Agent”, a “Lender”, “we” or “us”) that it requires a senior, secured credit facility (the “Credit Facility”), in the aggregate principal amount of $150,000,000 to repay certain indebtedness, including the Borrower’s debtor-in-possession financing, to pay Bankruptcy Court-approved administrative claims and expenses, to provide working capital, to pay fees and expenses relating to the Credit Facility and for other general corporate purposes.  Capitalized terms not otherwise defined in this letter (this “Commitment Letter”) shall have the meanings ascribed to them on the term sheet annexed hereto as Annex A (the “Term Sheet”).

The Agent (on behalf of certain of its affiliates) and those OpCo Lenders (as defined below) that have joined this agreement pursuant to the form of Joinder attached hereto as Annex B (the “Joinder”) are pleased to commit, on the terms and subject to the conditions set forth in this Commitment Letter and the Term Sheet, to provide on a fully underwritten basis (i) $130,000,000 of term loans pursuant to a Term Loan facility (the “Term Loan Facility”) and (ii) $20,000,000 of revolving loans pursuant to a Revolving Loan facility (the “Revolving Loan Facility”, and together with the Term Loans, the “Facilities”), in the case of clauses (i) and (ii), for such amounts as set forth next to such Lender’s name on Annex A to the Joinder.

You hereby appoint the Agent to act, and the Agent hereby agrees to act, as sole administrative agent, sole collateral agent, sole bookrunner and sole lead arranger for the Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (including the Term Sheet).

The Agent’s and each Lender’s commitment hereunder and the Agent’s and each Lender’s agreement to perform services described herein are subject to (a) the Agent’s not having discovered or otherwise become aware of any information not previously disclosed to the Agent that the Agent believes to be inconsistent in a material and adverse manner with the Agent’s understanding of the business, assets, liabilities, operations, condition (financial or otherwise), operating results, prospects of the Company and its subsidiaries, taken as a whole, (b) there not having occurred any event, change or condition since

December 31, 2008 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Company or its subsidiaries, taken as a whole (provided that no individual Lender shall have the right to rely on this clause (b) as a basis to not fund its commitments), (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities, in substance reasonably consistent with the material terms set forth in the Term Sheet, and otherwise satisfactory to the Agent and its counsel, you and your counsel, (d) your compliance with the terms of this Commitment Letter and the Term Sheet, and (e) any other conditions expressly set forth in this Commitment Letter or the Term Sheet.

The Agent hereby notifies you that pursuant to the requirements of the USA Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Agent is required to obtain, verify and record information that identifies the Borrower, which information includes your name and address and other information that will allow the Agent to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Agent and each Lender.

This Commitment Letter and the Term Sheet shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Each of you, each Lender and the Agent waive the right to a trial by jury with respect to any matter relating to this Commitment Letter and the Term Sheet and agree that the state and federal courts located in the Borough of Manhattan, New York, New York, shall have exclusive jurisdiction over any dispute regarding the same.

As consideration for each Initial Lender’s (as defined below) commitment and agreement under this Commitment Letter with respect to the Facilities, you agree to pay to the Agent, for the benefit of any OpCo Lender (and such other Lenders to which the Company provides its written consent not to be unreasonably withheld) that executes and delivers a Joinder by 5:00 p.m., New York City time, on May 8, 2009 (each an “Initial Lender”)), a commitment fee (the “Commitment Fee”) in an amount equal to 5% of the Facility Amount in the aggregate.  The Commitment Fee will be payable to the Agent, for the benefit of the Initial Lenders, in immediately available funds in full on the date the Commitment Letter is signed by the Company (subject to any required approvals of the Bankruptcy Court); provided, however, that if the Company has not paid the Commitment Fee to the Agent by 5:00 p.m., New York City time, on May 18, 2009, this Commitment Letter and the Agent’s and each Lender’s commitment, and the Agent’s and each Lender’s undertakings hereunder, will terminate in their entirety.  For the avoidance of doubt, only Initial Lenders shall be entitled to receive the Commitment Fee on a pro rata basis in accordance with the percentage of its commitment as set forth on Annex A to a Joinder.  To the extent the commitment is oversubscribed, the Agent reserves the right, and shall have final authority, to reallocate commitments among the Initial Lenders on a pro rata basis equal to the amount of such Initial Lender’s loans under the OpCo Credit Facility (as defined below), or otherwise. Any Lender that becomes a Lender through assignment or otherwise shall not be entitled to any Commitment Fee.

The Agent shall hold the Commitment Fee in escrow on behalf of the Initial Lenders until the earlier of either (i) this Commitment Letter being terminated, and (ii) the funding of the Facilities on the Closing Date, in each case, at which time, the Agent shall pay to each Initial Lender its pro rata portion of the Commitment Fee so long as such Initial Lender has complied with its obligations under this Commitment Letter, the Term Sheet and any definitive documentation entered into among the Agent, the Borrower and the Lenders.  To the extent any Initial Lender fails to comply with its obligation to fund (a “Defaulting Lender”) and another Lender (a “Replacement Lender”) funds such Defaulting Lender’s commitments, then such Replacement Lender shall receive the Commitment Fee that would have been due the Defaulting Lender if the Defaulting Lender had funded as required.  Each of the Agent’s (on behalf of its affiliates) and the Initial Lender’s commitments and undertakings hereunder shall be several and the funding by another Initial Lender or the Agent (on behalf of its affiliates) of its portion of the Facilities shall not be a condition to funding of any other Initial Lender’s portion of the Facilities.

The Agent and each Initial Lender entering into a Joinder agrees that no portion of the obligations of any committed party hereunder or under a Joinder shall be assigned except with the written consent of the Company (not to be unreasonably withheld); provided, however, the Company hereby consents to any assignment to any OpCo Lender or their affiliates.

The Company shall pay to the Agent all legal fees, costs and expenses incurred by the Agent (or its affiliates) in connection with the Agent’s (and its affiliates’) negotiation and consummation of the Plan of Reorganization and the transactions thereunder.  Upon receipt of an invoice, (i) the Company shall pay all such fees, costs and expenses at the same time as when the Company pays the Commitment Fee (the “First Payment”), and (ii) the Company shall pay all such fees, costs and expenses incurred before or after the First Payment and not otherwise paid, on the Closing Date.

The Company shall pay all reasonable and documented out-of-pocket expenses of the Agent and the Lenders, including legal fees and any fairness opinions required by the Agent or its affiliates, incurred in connection with the documentation of the Facilities, promptly following receipt of invoice.

Neither this Commitment Letter nor the Term Sheet shall commit or otherwise obligate the Company to enter into definitive documentation with the Agent or any Lender for the Facilities.  Furthermore, the Company shall be permitted, at any time, to solicit and engage in discussions with other potential lenders and agents who may be able to provide the Company with alternative financing.

If you agree with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter not later than by 5:00 p.m., New York City time, on May 5, 2009.  In the event that the Facility does not close on or before December 31, 2009, then this Commitment Letter and the Agent’s and each Lender’s commitment and the Agent’s and each Lender’s undertakings hereunder shall automatically terminate unless the Agent and each Lender in its sole discretion agrees in writing to an extension.  Before such date, the

Agent may terminate this Commitment Letter, and the Agent’s and each Lender’s commitment and the Agent’s and each Lender’s undertakings hereunder, if any event occurs or information becomes available that, in the Agent’s judgment, results or is likely to result in the failure to satisfy any condition precedent set forth or referred to in this Commitment Letter or the Term Sheet.

We greatly appreciate the opportunity to work with you on this transaction and look forward to your response.  Please feel free to call Ken Shea at 212-702-4393 with any questions you may have.

Very truly yours,

ICAHN CAPITAL LP, as Agent

By:

Name:
Title:

Agreed and Accepted this

4th day of May, 2009

TROPICANA ENTERTAINMENT INC.

By:
Name: Scott Butera
Title: Chief Executive Officer

EXECUTION COPY

ANNEX A

TROPICANA ENTERTAINMENT INC.
$150,000,000 SENIOR SECURED CREDIT FACILITIES

Summary of Principal Terms and Conditions

Borrower:

Tropicana Entertainment Inc. (the “Company” or the “Borrower”), a company organized to acquire the interests in certain of the direct and indirect subsidiaries of Tropicana Entertainment Holdings, LLC, debtor-in-possession under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Guarantors:

All obligations under the Facility will be unconditionally guaranteed (the “Guarantee”) by substantially all of the Company’s existing and subsequently acquired or organized domestic subsidiaries, with certain exceptions to be agreed upon and subject to obtaining necessary regulatory approvals (the “Guarantors” and, together with the Borrower, the “Credit Parties”) (it being agreed that Tropicana Las Vegas Holdings, LLC and its subsidiaries shall not be Guarantors).

Use of Proceeds:

The proceeds of the Facility will be used to repay certain indebtedness, including the Company’s debtor-in-possession financing, to pay Bankruptcy Court-approved administrative claims and expenses, to provide for working capital, to pay fees and expenses relating to the Facility, and other general corporate purposes.

Sole Lead Arranger and Sole Bookrunner:	An entity affiliated with Carl C. Icahn (in its capacities as Sole Lead Arranger and Sole Bookrunner, the “Arranger”).

Administrative Agent:	An affiliate of the Arranger or a Lender reasonably satisfactory to the Borrower and the Arranger (in such capacity, the “Administrative Agent”).

Lenders:

Banks, financial institutions and other institutional lenders selected by the Arranger in consultation with the Company (each, a “Lender” and, collectively, the “Lenders”) provided that the Company shall consent to any OpCo Lender (as defined in the First Amended Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “OpCo Plan”)) becoming a Lender hereunder. The Arranger will offer each other OpCo Lender the opportunity to become a Lender under the Term Loan Facility (as defined below) on a pro rata basis equal to the amount of such OpCo Lender’s loans under the OpCo Credit Facility (as defined in the OpCo Plan), but only to the extent such OpCo Lender is an “accredited investor” as such term is defined in Rule 501 of the Securities Act of 1933.

Type and Amount of Facilities:	The Facility shall provide for $150.0 million (the “Facility Amount”) of financing which will include:

	•	a $20,000,000 senior secured revolving credit facility (the “Revolving Facility”); and

	•	a $130,000,000 senior secured term loan credit facility to be issued at a discount of 7% (the “Term Loan Facility”).

Availability

No limitations on borrowing, except that (i) each borrowing shall be preceded by a written notice (at least two business days prior to the date when the loan is to be made), (ii) loans shall only be made in increments of no less than $5 million (or such lesser amount as remains available under the Revolving Facility), and (iii) satisfaction of all conditions to borrowing.

Maturity:

The maturity date of the Facility will be (and all loans and obligations under the Facility shall be repaid in full on) the earliest of: (i) the third anniversary of the Closing Date (as defined below), and (ii) the acceleration of the loans and termination of the commitments in accordance with the terms of the Facility.

Closing Date:

The date on which borrowings under the Facility are made, which shall be upon consummation of the OpCo Plan (including without limitation all requirements and obligations set forth under Article X.B of the OpCo Plan) approved by the Bankruptcy Court pursuant to the confirmation order (the “Confirmation Order”) (the “Closing Date”).

Interest Rate:	All amounts outstanding under the Facility will bear interest at the rate of 15% per annum.

Upon an event of default, following notice by the Agent, an additional 2% per annum will be payable on all amounts outstanding under the Facility.

Commitment Fee:	An amount equal to 5% of the Facility Amount (it being understood that the fee described on in this provision is the same Commitment Fee referenced in the Commitment Letter).

Administrative Fee:

An amount equal to $100,000 paid annually on each anniversary of the Closing Date, or if a third party is engaged to act as administrative agent, such other reasonable amount necessary to pay such administrative agent’s fees that is reasonably acceptable to the Borrower.

Revolver OID Fee:	An amount equal to 7% of the Revolving Facility shall be payable on the Closing Date.

Interest Payments:	Periodically, in arrears, on the last day of each fiscal quarter, and upon prepayment payable in arrears and computed on the basis of a 360-day year.

Funding Protection:	Gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions, in each case, to the extent such costs are actually incurred.

Unused Line Fee:

A fee equal 0.75% per annum multiplied by the daily average undrawn portion of the Revolving Facility (to the extent available) will accrue from the Closing Date and shall be payable quarterly in arrears.

Amortization:

The principal amount of the Term Loan will be payable as follows: 1% of the outstanding amount of the Term Loan shall be paid within 1 year from the Closing Date; an additional 1% of the outstanding amount of the Term Loan shall be paid within 2 years from the Closing Date; and the balance shall be paid on or before the Maturity Date.

Voluntary Prepayments:	The Facility may be prepaid in whole or in part subject to a 2.0% premium (it being agreed that the premium shall not be applicable to repayments under the Revolving Facility unless such repayments coincide with terminations of the commitment).

Mandatory Prepayments:

Mandatory prepayments of the Facilities shall be required to be paid (a) with net proceeds from sales of any collateral (excluding certain sales or other dispositions in the ordinary course of business to be mutually agreed, certain intercompany transactions and sales of assets for less than an amount to be mutually agreed); provided, however that no prepayment is required unless and until aggregate net cash proceeds exceed an amount to be mutually agreed in the aggregate (but subject to reinvestment rights); and (b) with net proceeds from certain specified debt issuances to be agreed upon. Mandatory prepayments of the Facilities shall be applied first to repay outstanding Term Loans and second, to repay outstanding Revolving Loans (without reducing commitments).

Priority/Security:

All obligations of the Credit Parties to the Administrative Agent, the Lenders and any issuing bank under the Loan Documents, including all direct borrowings and any interest rate hedging obligations of the Borrower owed to a Lender or its affiliates, shall at all times be secured by a first priority perfected lien on substantially all of the Credit Parties’ personal, real and mixed property and assets (except as otherwise agreed to by the Arranger and subject, in each case, to obtaining necessary regulatory approvals) and an equity pledge of all the equity of the Credit Parties.

Notwithstanding the foregoing, the Revolving Facility shall be “first out”, such that the proceeds of the collateral securing the obligations owed to the Lenders under the Facility shall, upon and following an Event of Default and in the exercise of remedies of such obligations and liquidation of such collateral, be applied first to the obligations of the lenders under the Revolving Facility.

Representations and Warranties:

The Facility will include, without limitation, the following representations and warranties by the Credit Parties (with appropriate thresholds and exceptions appropriate for facilities of this type): valid existence, compliance with law, requisite power, due authorization, approvals, no conflict with agreements or applicable law, enforceability of the definitive documentation relating to the Facilities (the “Credit Documents”), ownership of subsidiaries, material accuracy of financial statements and all other information provided, absence of material adverse litigation, taxes, margin regulations, no burdensome restrictions, no default under material agreements or the Credit Documents, inapplicability of Investment Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, security interests, existing debt, liens and investments, necessary rights to intellectual property and ownership of properties.

Financial Reporting Requirements

The Borrower shall provide: (i) quarterly consolidated financial statements of the Borrower, the Guarantors and their respective subsidiaries within 60 days of quarter-end for the first 3 fiscal quarters of the fiscal year, certified by an authorized officer of the Borrower; (ii) annual audited consolidated financial statements of the Borrower and its subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by independent certified public accountants acceptable to the Administrative Agent; (iii) copies of all reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission; and (iv) to the extent reasonably available, monthly financial statements.

Affirmative Covenants:

The Facility will include, without limitation, the following affirmative covenants by each of the Credit Parties (with respect to the Credit Parties and their subsidiaries), in each case with appropriate and necessary thresholds, carveouts and exceptions:

	A.	Preservation of corporate existence.

	B.	Compliance with laws (including ERISA, regulatory and applicable environmental laws).

	C.	Conduct of business.

	D.	Payment of taxes.

	E.	Maintenance of insurance.

	F.	Access to books and records and visitation rights.

	G.	Maintenance of books and records.

	H.	Maintenance of properties.

	I.	Use of proceeds.

	J.	Provision of additional collateral, guarantees and mortgages.

	K.	Further assurances.

Negative Covenants:

The Facility will include, without limitation, the following negative covenants by each of the Credit Parties (with respect to the Credit Parties and their subsidiaries), in each case with appropriate and necessary thresholds, carveouts and exceptions:

A.

Limitations on debt and guarantees, with exceptions for, among other things, certain existing debt, intercompany debt, debt under performance bonds and other customary matters (including slot machine financing arrangements), debt in respect of customary banking arrangements, purchase money debt, capital lease obligations, debt in respect of hedge agreements, and other debt not to exceed an amount to be mutually agreed in the aggregate at any one time.

B.

Limitations on liens, with exceptions for, among other things, certain existing liens, liens for taxes that are not yet due, mechanics’ liens and other related customary liens, liens related to purchase money debt and capital lease obligations, and other liens not to exceed an amount to be mutually agreed in the aggregate at any one time.

C.

Limitations on loans and investments, with exceptions for, among other things, intercompany loans and investments, investments related to trade credit and other related customary matters, deposits and other credit for suppliers, investments in capital expenditures, and investments in community development projects to the extent required by any governmental authority.

D.

Limitations on asset dispositions, with exceptions for, among other things, ordinary course sales and dispositions, sale-leaseback transactions and lease-in-lieu of purchase transactions, intercompany transactions and transactions for total consideration of no more than an amount to be mutually agreed in the aggregate.

	E.	Limitations on mergers, consolidations, acquisitions, joint ventures or creation of subsidiaries, with exceptions for, among other things, intercompany transactions.

	F.	Limitations on material changes in business.

	G.	Limitations on transactions with affiliates, with exceptions for, among other things, intercompany transactions and other permitted transactions.

	H.	Limitations on changes in accounting treatment and reporting practices or the fiscal year without the Administrative Agent’s consent.

Financial Covenants:

With a cushion to be mutually agreed, (i) maximum total leverage ratio of not more than a level to be mutually agreed, (ii) EBITDA (definition to be mutually agreed) to fixed charges of not more than a level to be mutually agreed and (iii) maximum capital expenditures (with an emergency basket, carrybacks and carryforwards), tested at intervals to be mutually agreed.

Events of Default:	The Facility will include, without limitation, the following events of default (subject, in each case, to materiality thresholds, and customary notice and grace periods to be agreed upon):

	A.	Failure to pay principal, interest (within 3 business days) or any other amount (within 5 business days) when due.

	B.	Representations and warranties incorrect in any respect when given.

	C.	Failure to comply with covenants (with grace period as appropriate).

	D.	Cross-default to payment defaults, or default or event of default, on other indebtedness.

	E.	Failure to satisfy or stay execution of judgments in excess of an amount to be mutually agreed (in excess of amounts covered by insurance).

	F.	Bankruptcy or insolvency of the Borrower or any of its subsidiaries.

	G.	The occurrence of certain ERISA events that result in liabilities that would reasonably be expected to result in a material adverse effect.

	H.	Actual or asserted invalidity or impairment of any document related to the Facilities (including the failure of any lien to remain perfected).

	I.	Change of Control (to be defined in a mutually agreed upon manner).

Other Reporting Requirements:	The Credit Agreement shall include the following other customary reporting requirements: litigation, regulatory, contingent liabilities, ERISA and environmental matters.

Conditions Precedent to Initial Borrowings:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans and other extensions of credit under the Facility on the Closing Date will be subject to the following conditions precedent, including, without limitation:

		1.	Bankruptcy Issues.

		(a)	The Bankruptcy Court shall have entered the Confirmation Order;

		(b)	The Confirmation Order shall not have been reversed, modified, amended, stayed or vacated;

		(c)	The Credit Parties shall be in compliance with the Confirmation Order;

		(d)	The appointment of at least five of the seven members of the Company’s Board of Directors and their ability to serve as directors and perform the duties of directors shall (i) comply with all applicable regulatory requirements and (ii) have been approved, qualified, licensed, found suitable or otherwise permitted to serve in such capacity, as applicable, by all applicable gaming authorities; and

(e)	As of the Closing Date, the Plan of Reorganization shall have been substantially consummated.

2.	Concurrent Transactions.

(a)

On the Closing Date, the Borrower’s existing debtor-in-possession credit facility shall have been repaid in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Arranger.

3.	Performance of Obligations.

(a)	All costs, fees, expenses related to the Facility that are payable to the Arranger, the Administrative Agents or the Lenders shall have been paid to the extent due;
(b)	No Event of Default shall exist; and
(c)	Representations and warranties shall be true and correct in all respects.

4.	Customary Closing Documents.

(a)

The Arranger shall be reasonably satisfied that the Company has complied with the following additional closing conditions: (i) the delivery of legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; and (ii) evidence of authority; and

(b)

The Administrative Agent and the Arranger shall have received from the Credit Parties executed Loan Documents and related security and closing documents reasonably satisfactory in form and substance to the

Administrative Agent, the Arranger and the Borrower.

Conditions to All Borrowings:

The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

Assignments and Participations:

The Facility will provide customary and appropriate provisions relating to assignments, participations and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent, the Lenders and the Borrower. Each assignment will be in an amount of an integral multiple of $5,000,000.

Amendments:

The Facility will provide customary and appropriate provisions relating to amendments and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent, the Lenders and the Borrower.

Taxes:

The Facility will provide customary and appropriate provisions relating to taxes and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent, the Lenders and the Borrower.

Indemnity:

The Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent, the Lenders and the Borrower.

Governing Law and Jurisdiction:

The Facility will provide that the Credit Parties will submit to the non-exclusive jurisdiction and venue of courts in any state or federal court of competent jurisdiction in the state, county and city of New York; and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Warrants:

The Company shall issue penny warrants to the Lenders in an amount equal to 5% percentage of the Company’s common equity interests on terms acceptable to the Arranger, including without limitation, weighted average life adjustments.

EXECUTION COPY

ANNEX B

Form of Joinder to Commitment Letter

This JOINDER (“Joinder”) to that certain Commitment Letter (the “Commitment Letter”), dated as of May 4, 2009, by and among Tropicana Entertainment Inc., Icahn Capital LP, as Agent and a Lender, and the other signatories thereto, is made and entered into as of [            ], 2009, by [               ], a [        ] (“[        ]”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Commitment Letter provides that any OpCo Lender may participate as a Lender under the Commitment Letter by executing and delivering a Joinder by no later than 5:00 p.m., New York City time, on May 8, 2009;

WHEREAS, the undersigned has decided to participate as a Lender under the Commitment Letter and is executing and delivering this Joinder by 5:00 p.m., New York City time, on May 8, 2009

NOW, THEREFORE, in consideration of the mutual covenants contained in the Commitment Letter and herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [               ] hereby agrees as follows:

1.             Agreement to Be Bound.  [      ] hereby acknowledges, agrees and confirms that, by its execution of this Joinder, it hereby (i) joins and becomes a party to the Commitment Letter and, by virtue thereof, it hereby is a “Lender” thereunder, and (ii) commits, on the terms and subject to the conditions set forth in the Commitment Letter and the Term Sheet, to provide the percentage and dollar amount of the Term Loan Facilities as set forth on Annex A to this Joinder.

2.             Governing Law.  This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. [                   ] waives the right to a trial by jury with respect to any matter relating to this Joinder, the Commitment Letter or the Term Sheet and agrees that the state and federal courts located in the Borough of Manhattan, New York, New York, shall have exclusive jurisdiction over any dispute regarding the same.

).

[Signature on following page]

IN WITNESS WHEREOF, [        ] has executed this Joinder as of the date written above.

[ ]

By:
Name:
Title:

EXECUTION COPY

ANNEX A to Joinder

Lenders and Commitments

Name of Lender	Percent of Term Loan Facility	Dollar Amount of Term Loan Facility

Icahn Capital LP, and its affiliates, commits to fund 100% of the Revolving Loan Facility.